Exhibit 10.1
EXECUTION COPY

BANC OF AMERICA SECURITIES LLC	CITIGROUP GLOBAL MARKETS INC.
BANC OF AMERICA BRIDGE LLC	388 Greenwich Street
BANK OF AMERICA, N.A.	New York, NY 10013
9 West 57th Street
New York, NY 10019
CONFIDENTIAL
April 4, 2007
IASIS Healthcare LLC
IASIS Healthcare Corporation
Dover Centre
117 Seaboard Lane, Building E
Franklin, Tennessee 37067
Attention: Carl Whitmer
IASIS Healthcare
$829,000,000 Senior Secured Credit Facilities
$300,000,000 Holdings Senior PIK Loans
Commitment Letter
Ladies and Gentlemen:
     IASIS Healthcare LLC (the “Borrower”) and IASIS Healthcare Corporation (“Holdings” and, together with the Borrower, “you”) has advised Banc of America Securities LLC (“BAS”), Citigroup Global Markets Inc. (“CGMI”, and together with BAS and any other joint lead arrangers and joint book managers appointed pursuant to the second succeeding paragraph, collectively, the “Arrangers”), Bank of America, N.A. (“Bank of America”), Banc of America Bridge LLC (“BofA Bridge”) and Citigroup (as defined below and, together with Bank of America, BofA Bridge and any other institutions appointed pursuant to the second succeeding paragraph, the “Initial Lenders”, and, together with the Arrangers, “we” or “us”) that you intend to consummate the Transactions described in the Transactions Description attached hereto as Exhibit A. Capitalized terms used but not defined herein have the meanings assigned to them in such Exhibit A and in the other exhibits hereto (such exhibits, collectively, the “Exhibits”, and, together with this commitment letter and any other attachments thereto, the “Commitment Letter”). For purposes of this Commitment Letter, “Citigroup” shall mean CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citigroup shall determine to be appropriate to provide the services contemplated herein.
     In connection with the Transactions, (a) each of Bank of America and CGMI, on behalf of Citigroup, is pleased to advise you of its commitment, several and not joint, to provide 50% of the aggregate principal amount of the Senior Secured Facilities and (b) each of BofA Bridge and CGMI, on behalf of Citigroup, is pleased to advise you of its commitment, several and not joint, to provide 50% of the aggregate principal amount of the Holdings Facility, in each case upon the terms and subject only to the conditions set forth in the ninth paragraph of this Commitment Letter, in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit B hereto.
     You hereby appoint each of BAS and CGMI to act, and BAS and CGMI agree to act, as joint lead arrangers and joint book managers for the Facilities, on the terms and subject to the conditions set forth in this Commitment Letter. You also hereby appoint (a) Bank of America to act, and Bank of America hereby agrees to act, as sole and exclusive administrative agent and sole and exclusive collateral agent for the Senior Secured Facilities and (b) BofA Bridge to act, and BofA Bridge hereby agrees to act, as sole and exclusive administrative agent for the Holdings Facility, in each case on the terms and subject to the conditions set forth in this Commitment Letter. You may appoint additional agents, co-agents, lead arrangers or book managers or confer other titles in respect of any Facility in a manner and with economics (not to exceed 30% in the aggregate with respect to any such Facility) determined by you in consultation with the Arrangers (it being understood that, to the extent you appoint additional agents, co-agents, lead arrangers or book managers or confer other titles in respect of any Facility, the commitments of the Initial Lenders will be reduced ratably by the amount of the commitments of such appointed entities upon the execution by such financial institution of customary joinder documentation hereto, and, thereafter, each such financial institution shall constitute an “Initial Lender” hereunder). You agree that BAS will have “left” placement and CGMI will appear on the immediate right of BAS in any and all marketing materials or other documents in connection with the Facilities and that each of BAS and CGMI will be one of the arrangers and book managers to receive league table credit in such capacity for each of the Facilities. No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below and other than in connection with any additional appointments referred to above) will be paid to any Lender in connection with the Facilities, unless you and we shall so agree.
     The Initial Lenders reserve the right, prior to or after the execution of definitive documentation for any of the Facilities (the “Facilities Documentation”), to syndicate all or a portion of their commitments hereunder to one or more banks, financial institutions or other institutional lenders reasonably acceptable to you (such acceptance not to be unreasonably withheld or delayed) that will become parties to the Facilities Documentation pursuant to syndications to be managed by the Arrangers (the banks, financial institutions and other institutional lenders becoming parties to the Facilities Documentation being collectively referred to as the “Lenders”); it is understood that we will syndicate to banks, financial institutions or other institutional lenders identified by the Initial Lenders and reasonably acceptable to you (such acceptance not to be unreasonably withheld or delayed), which shall not include (a) those institutions identified to the Arrangers by you or (b) those persons that are competitors of the Borrower and its subsidiaries and identified to us by you from time to time); provided that, notwithstanding the Initial Lenders’ right to syndicate the Facilities and receive commitments with respect thereto, (i) any assignment of commitments of the Initial Lenders prior to the Closing Date (except to other Initial Lenders prior to the Closing Date) shall not reduce the Initial Lenders’ obligations to fund their respective entire commitments in the event any assignee of such Initial Lender shall fail to do so and (ii) each Initial Lender (together with other Initial Lenders pursuant to the preceding paragraph) shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents,

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modifications and amendments, until the Closing Date occurs. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to assist the Arrangers in completing syndications reasonably satisfactory to the Arrangers and you. Such assistance shall include your using commercially reasonable efforts to (1) ensure that any syndication efforts benefit materially from your existing banking relationships and the existing banking relationships of the Sponsor (as defined below), (2) ensure direct contact between your senior management, representatives and advisors, on the one hand, and the proposed Lenders, on the other hand, at times and locations mutually agreed upon, (3) assist in the preparation of a customary Confidential Information Memorandum for the Facilities and other customary marketing materials to be used in connection with the syndications, (4) host, with the Arrangers, one or more conference calls with or meetings of prospective Lenders at times and locations mutually agreed upon and (5) obtain ratings for each of the Facilities from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) prior to the Closing Date. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, neither (i) the commencement nor completion of the syndication of the Facilities nor (ii) obtaining the ratings referred to above shall constitute a condition to the availability of the Facilities on the Closing Date or any time thereafter.
     The Arrangers will manage, in consultation with you, all aspects of the syndications, including selection of Lenders reasonably acceptable to you (such acceptance not to be unreasonably withheld or delayed), determination of when the Arrangers will approach potential Lenders and the time of acceptance of the Lenders’ commitments, any naming rights, the final allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Arrangers in their syndication efforts, you agree to use commercially reasonable efforts to prepare and provide promptly to us all customary information available to you with respect to Holdings, the Borrower and its subsidiaries and the Transactions, including all financial information and projections (but in no event beyond 2011) (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Arrangers may reasonably request in connection with the syndication of the Facilities.
     You hereby represent and warrant that, to the best of your knowledge, (a) all written information other than the Projections and information of general economic or general industry nature (the “Information”) that has been or will be made available to us by you or any of your representatives or affiliates in connection with the Transactions, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to us by you or any of your representatives or affiliates, have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time so made available; it being recognized by the Lenders that such Projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree to supplement the Information and the Projections from time to time until the Closing Date such that, to the best of your knowledge, the representations and warranties in the preceding sentence remain true in all material respects. In arranging the Facilities, including the syndication of the Facilities, we will be entitled to use and

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rely primarily on the Information and the Projections without responsibility for independent verification thereof.
     You hereby acknowledge that (a) the Arrangers and the Initial Lenders will make available Information and Projections (collectively, “Borrower Materials”) to the proposed syndicate of Lenders by posting the Borrower Materials on IntraLinks, SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the proposed Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). At the reasonable request of the Arrangers, you agree to use commercially reasonable efforts to assist in the preparation of a version of the Confidential Information Memorandum consisting exclusively of information and documentation that is either publicly available or not material with respect to the Borrower and its affiliates and any of their securities for purposes of United States federal and state securities laws. You hereby agree that, so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or are actively contemplating issuing any such securities, (i) you will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” you shall be deemed to have authorized the Arrangers, the Initial Lenders and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of the definitive credit documentation; (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Arrangers and the Initial Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, you shall be under no obligation to mark any Borrower Materials “PUBLIC.”
     As consideration for each Initial Lender’s commitment hereunder and each Arranger’s agreement to structure, arrange and syndicate the Facilities, you agree to pay (or to cause to be paid) to us the fees as set forth in the Exhibits and in the Fee Letter dated as of the date hereof and delivered herewith with respect to the Facilities (collectively, the “Fee Letter”).
     Each Initial Lender’s commitment hereunder and each Arranger’s agreement to perform the services described herein are subject to (a) the satisfaction, acting reasonably, of the Arrangers that, from the date hereof and during the syndication of the Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of Holdings, the Borrower or any of their respective subsidiaries being offered, placed or arranged (other than ordinary course indebtedness consistent with past practices), (b) the negotiation, execution and delivery of Facilities Documentation consistent with the Exhibits and usual for transactions of this type for affiliates of TPG Capital, L.P. (the “Sponsor”) and (c) the other conditions set forth in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit B hereto. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of

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the Transactions to the contrary, the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth herein and in the Exhibits are satisfied (it being understood that, to the extent any Guarantee is not provided, or any security interest in any Collateral is not granted and/or perfected on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such Guarantee and/or granting or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be completed after the Closing Date pursuant to arrangements and timing to be mutually agreed, and it being further understood that commercially reasonable efforts in this context is expected to include at a minimum delivery of, or authorization to file, UCC financing statements and delivery of Guarantees of material wholly-owned domestic restricted subsidiaries that are to be Guarantors under the Senior Secured Facilities).
     You agree (a) to indemnify and hold harmless each Arranger and Initial Lender and their respective affiliates and their respective officers, directors, members, employees, agents and controlling persons (collectively, the “indemnified persons”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter (including the Exhibits), the Fee Letter, the Transactions and the other transactions contemplated hereby, the Facilities and the use of the proceeds thereof or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such indemnified person is a party thereto, and to reimburse each such indemnified person upon demand for any reasonable, documented, out-of-pocket legal or other expenses (except the allocated costs of in-house counsel) incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to (i) losses, claims, damages, liabilities or related expenses (1) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of, or breach of this Commitment Letter or the Facilities Documentation by, such indemnified person or any of its affiliates or any of the officers, directors, employees, agents, controlling persons or members of any of the foregoing, or (2) arising out of any Proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an indemnified person against any other indemnified person, or (ii) any settlement entered into by such indemnified person without your written consent (such consent not to be unreasonably withheld or delayed); and (b) if the Closing Date occurs, to reimburse each of the Arrangers and Initial Lenders from time to time for all reasonable, documented, out-of-pocket expenses, including expenses of its due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior consent), syndication expenses, travel expenses and the fees, disbursements and other charges of counsel identified in the Exhibits and of a single local counsel in each relevant jurisdiction (except the allocated costs of in-house counsel), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such indemnified

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person or any of its affiliates or any of the officers, directors, employees, agents, controlling persons or members of any of the foregoing. The foregoing provisions in this paragraph shall be superseded in each case by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect. Notwithstanding any other provisions of this letter agreement to the contrary, no indemnified person shall be liable to you for any indirect, special, punitive or consequential damages incurred in connection with the Transactions or the other transactions contemplated by this Commitment Letter.
     You acknowledge that the Arrangers, the Initial Lenders and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Arrangers, the Initial Lenders or their respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or any of its or their other relationships with you in connection with the performance by them and their affiliates of services for other companies, and none of the Arrangers, the Initial Lenders and their respective affiliates will furnish any such information (or any summary or analysis thereof) to other companies. You also acknowledge that no Arranger, Initial Lender or any of their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you or your subsidiaries, confidential information obtained by them and their affiliates from other companies.
     As you know, the Arrangers are full service securities firms engaged, either directly or through their affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Arrangers or their affiliates may actively trade the debt and equity securities (or related derivative securities) of the Borrower and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Arrangers or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.
     The Arrangers and their affiliates may have economic interests that conflict with those of Holdings and the Borrower. You agree that the Arrangers and the Initial Lenders will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between them and you and your stockholders or affiliates. You acknowledge and agree that (a) that the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s length commercial transactions between the Arrangers and the Initial Lenders, on the one hand, and you, on the other hand, (b) in connection therewith and with the process leading to such transactions the Arrangers and the Initial Lenders are acting solely as principals and not as agents or fiduciaries of you and your management, stockholders, creditors or any other person, (c) none of the

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Arrangers nor the Initial Lenders has assumed an advisory or fiduciary responsibility in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether they or any of their affiliates has advised or is currently advising you on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (d) you have consulted its own legal and financial advisors to the extent it deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Arrangers or the Initial Lenders have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you, in connection with such transaction or the process leading thereto.
     This Commitment Letter shall not be assignable by any party hereto without the prior written consent (not to be unreasonably withheld or delayed) of each other party hereto, and any attempted assignment without such consent shall be void. Any and all obligations of, and services to be provided by, the Arrangers or Initial Lenders (including the commitments) may be performed and any and all rights may be exercised by or through any of their respective affiliates or branches. Any assignment of commitments of the Initial Lenders hereunder prior to the Closing Date shall not reduce the Initial Lenders’ obligations to fund their respective entire commitments in the event any assignee of such Initial Lender fails to do so. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facilities and supersedes all prior understandings, whether written or oral, among us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. We may perform the duties and activities described hereunder through any of our affiliates and the provisions of the second preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities.
     THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

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     Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby in any such New York State or Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     You agree that you will not disclose the Fee Letter and the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the contents hereof, or the activities of the Arrangers pursuant hereto or thereto to any person without prior written approval of a majority of the Arrangers, except that you may disclose (a) the Commitment Letter, the Fee Letter and the contents hereof and thereof (i) to the Sponsor and to your and the Sponsor’s officers, directors, employees, stockholders, partners and members, as well as your and its respective agents, attorneys, accountants and advisors on a confidential and need-to-know basis and (ii) as required by applicable law or compulsory legal process (in which case you agree, to the extent permitted by law, to inform us promptly thereof), (b) the existence and contents of the Exhibits to any rating agency in connection with the Transactions and (c) to the extent required by applicable law, the existence and contents of this Commitment Letter and the Fee Letter in any public filing in connection with the financing contemplated hereby (in which case you agree to inform the Arrangers promptly thereof); provided that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the Facilities Documentation shall have been executed and delivered by the parties thereto.
     Each of the Arrangers and the Initial Lenders and their respective affiliates will use all confidential information provided to it or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent such person from disclosing any such information (a) as required by applicable law or compulsory legal process (in which case we agree, to the extent permitted by law, to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such person of any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such person or any of its affiliates, (d) to the extent that such information is received by such person from a third party that is not to such person’s knowledge subject to confidentiality obligations with respect to such information, (e) to the extent that such information is independently developed by such person, (f) to such person’s affiliates and to its and their employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to potential and prospective Lenders and any direct or indirect contractual counterparties to any swap or derivative transaction relating to you and your obligations under the Facilities, in each case, who have been

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advised of the confidential nature of the information and of the terms of this paragraph and have agreed to keep such information confidential or (h) for purposes of establishing a “due diligence” defense. The foregoing provisions in this paragraph shall be superseded in each case by the applicable provisions contained in the Facilities Documentation upon execution and delivery thereof by the parties thereto and thereafter shall have no further force and effect.
     Except as may otherwise be provided in the Facilities Documentation, the reimbursement, indemnification, jurisdiction and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to syndication and with respect to confidentiality of the Fee Letter and the contents thereof) and our confidentiality obligations hereunder shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you and we shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Initial Lenders’ commitments hereunder at any time subject to the provisions of the preceding sentence.
     We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies you, which information may include your names and addresses and other information that will allow us and the Lenders to identify you in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Lenders and us.
     Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to the Arrangers the enclosed duplicate originals (which delivery may be via facsimile or other electronic means) of this Commitment Letter and the Fee Letter, in each case not later than 5:00 p.m., New York City time, on April 5, 2007, failing which the Initial Lenders’ commitments hereunder will expire at such time. In the event that the initial borrowing under the Facilities does not occur on or before June 30, 2007 then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension.
     By signing this Commitment Letter, each of the parties hereto hereby acknowledges and agrees that (a) Bank of America is offering to provide its commitment under the Senior Secured Facilities separate and apart from BofA Bridge’s offer to provide its commitment under the Holdings Facility and (b) BofA Bridge is offering to provide its commitment under the Holdings Facility separate and apart from the offer by Bank of America to provide its commitment under the Senior Secured Facilities. You may, at your option, elect to accept this Commitment Letter (and the applicable provisions of the Fee Letter) with respect to either the Senior Secured Facilities or the Holdings Facility or both.

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     We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, BANC OF AMERICA SECURITIES LLC
by	/s/ Christopher Kelly Wall
	Name:	Christopher Kelly Wall
	Title:	Principal

BANK OF AMERICA, N.A.
by	/s/ Christopher Kelly Wall
	Name:	Christopher Kelly Wall
	Title:	Principal

BANC OF AMERICA BRIDGE LLC
by	/s/ Christopher Kelly Wall
	Name:	Christopher Kelly Wall
	Title:	Principal

Commitment Letter

     We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, CITIGROUP GLOBAL MARKETS INC.
by	/s/ Stuart Dickson
	Name:	Stuart Dickson
	Title:	Director

Commitment Letter

The provisions of this Commitment Letter with
respect to the Senior Secured Facilities are
accepted and agreed to as of the date first
written above:

IASIS HEALTHCARE LLC
by /s/ John M. Doyle
Name:	John M. Doyle
Title:	VP, Chief Accounting Officer

IASIS HEALTHCARE CORPORATION
by /s/ John M. Doyle
Name:	John M. Doyle
Title:	VP, Chief Accounting Officer

The provisions of this Commitment Letter with
respect to the Holdings Facility are accepted
and agreed to as of the date first written
above:

IASIS HEALTHCARE LLC
by /s/ John M. Doyle
Name:	John M. Doyle
Title:	VP, Chief Accounting Officer

IASIS HEALTHCARE CORPORATION
by /s/ John M. Doyle
Name:	John M. Doyle
Title:	VP, Chief Accounting Officer

Commitment Letter

CONFIDENTIAL	EXHIBIT A
IASIS Healthcare
$829,000,000 Senior Secured Credit Facilities
$300,000,000 Holdings Senior PIK Loans
Transactions Description
     Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and the other Exhibits thereto (such Commitment Letter, together the Exhibits and any attachments thereto, the “Commitment Letter”).
     Holdings and the Borrower intend to enter into the following transactions:
     (a) The Borrower will refinance its existing senior secured credit facilities (the “Existing Facilities”) under that certain Amended and Restated Credit Agreement, dated as of June 22, 2004, among the Borrower, Holdings, the subsidiaries of the Borrower party thereto, Bank of America, N.A., as administrative agent, L/C issuer and swingline lender, and the other lenders party thereto, by obtaining up to $829,000,000 in senior secured credit facilities described in Exhibit B to the Commitment Letter (the “Senior Secured Facilities”).
     (b) Holdings will borrow up to $300,000,000 in loans (the “Holdings Loans”) from one or more Lenders under a new senior unsecured PIK term loan facility described in Exhibit C to the Commitment Letter (the “Holdings Facility” and, together with the Senior Secured Facilities, the “Facilities”).
     (c) Holdings will use the proceeds of the Holdings Loans to fund a dividend or other distribution to its equity holders (the “Holdings Dividend”), on or about the Closing Date (as defined in Exhibit B).
     The transactions described above and the payment of related fees and expenses are collectively referred to herein as the “Transactions”.

A-1

CONFIDENTIAL	EXHIBIT B
IASIS Healthcare
$829,000,000 Senior Secured Credit Facilities
Summary of Principal Terms and Conditions

Borrower:	IASIS Healthcare LLC (the “Borrower”).

Administrative Agent and Collateral Agent:	Bank of America, N.A. will act as the sole administrative agent and sole collateral agent (in such capacities, the "Administrative Agent”) for a syndicate of financial institutions (the “Lenders”) acceptable to the Borrower, and will perform the duties customarily associated with such roles.

Joint Lead Arrangers:	Banc of America Securities LLC and Citigroup Global Markets Inc. will act as the joint lead arrangers and joint book managers (the “Arrangers”) for the Senior Secured Facilities, and will perform the duties customarily associated with such roles.

Syndication Agent:	Citigroup will act as syndication agent (the “Syndication Agent”) for the Senior Secured Facilities.

Documentation Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower and reasonably acceptable to the Arrangers (each a “Documentation Agent” and, together with the Administrative Agent and the Syndication Agent, the “Agents”).

Senior Secured Facilities:	(A)	A senior secured term loan facility in an aggregate principal amount of $439,000,000 (the “Initial Term Loan Facility”).

	(B)	A senior secured delayed draw term loan facility in an aggregate principal amount of $150,000,000 (the “Delayed Draw Term Loan Facility” and, together with the Initial Term Loan Facility, the “Term Loan Facilities”).

	(C)	A senior secured revolving credit facility in an aggregate principal amount of $200,000,000 (the “Revolving Facility”). Lenders with commitments under the Revolving Facility are collectively referred to herein as the “Revolving Lenders.”

	(D)	A senior secured synthetic letter of credit facility in an aggregate principal amount of $40,000,000 (the “Synthetic Letter of Credit Facility” and, together with the Revolving Facility and the Term Loan Facilities, the “Senior Secured Facilities”).

Swingline Loans:	Bank of America, N.A. (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings (in minimum amounts and integral multiples to be agreed upon) of up to $25,000,000. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Upon notice from the Swingline Lender, the Revolving Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility.

Operation of Synthetic Letter of Credit Facility:	On the Closing Date, each Lender under the Synthetic Letter of Credit Facility (each a “Synthetic Letter of Credit Facility Lender”) shall deposit with the Synthetic Letter of Credit Issuing Bank (as defined below) an amount equal to such Synthetic Letter of Credit Facility Lender’s pro rata share of the Synthetic Letter of Credit Facility (such deposit for each Synthetic Letter of Credit Facility Lender, the “Synthetic Letter of Credit Funded Amount”). The sole funding obligation of each Synthetic Letter of Credit Facility Lender shall be satisfied upon funding of its Synthetic Letter of Credit Funded Amount. The Borrower shall have no right, title or interest in the Synthetic Letter of Credit Funded Amount, and the Synthetic Letter of Credit Facility Lenders shall have no right to withdraw their Synthetic Letter of Credit Funded Amounts so long as the Synthetic Letter of Credit Facility is in effect, except in connection with reductions in the amount of the Synthetic Letter of Credit Facility as described under “Voluntary Prepayments and Reductions in Commitments” described below or upon the termination of the Synthetic Letter of Credit Facility.

Issuance of Synthetic Letters of Credit:	The Synthetic Letter of Credit Facility shall be available for the issuance of letters of credit (“Synthetic Letters of Credit”) by Bank of America, N.A. (in such capacity, the “Synthetic Letter of Credit Issuing Bank”). No Synthetic Letter of Credit shall have an expiration date after the earlier of (a) 12 months after its date of issuance or such longer period of time as may be agreed by the Synthetic Letter of Credit Issuing Bank and (b) the third business day prior to the final maturity date of the Synthetic Letter of Credit Facility, provided that any Synthetic Letter of Credit may provide for the renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the Synthetic Letter of Credit Issuing Bank (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Synthetic Letter of Credit Issuing Bank). The Synthetic Letter of Credit Issuing Bank shall not be obligated to issue any Synthetic Letter of Credit to the extent that such Synthetic Letter of Credit, together with the amount of all other issued and outstanding Synthetic Letters of Credit, exceeds the amount of all of Synthetic Letter of Credit Funded Amounts.

Drawings under any Synthetic Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the Revolving Facility) within two business days after notice of such drawing is received by the Borrower from the Synthetic Letter of Credit Issuing Bank; provided that if the Borrower does not so reimburse the Synthetic Letter of Credit Issuing Bank within such period, the amount of such drawing shall be automatically converted into a loan, which loan may be repaid at any time prior to the maturity date of the Synthetic Letter of Credit Facility and, following repayment thereof, be considered as a part of the Synthetic Letter of Credit Funded Amount and available to support the issuance of Synthetic Letters of Credit. To the extent that the Borrower does not so reimburse the Synthetic Letter of Credit Issuing Bank within the time period specified above, the Synthetic Letter of Credit Issuing Bank will withdraw the amount of such overdue reimbursement amount from the Synthetic Letter of Credit Funded Amounts (allocated ratably among the Synthetic Letter of Credit Funded Amounts of the Synthetic Letter of Credit Facility Lenders) and apply such amount to satisfy such reimbursement obligation (whereupon the amount of such reimbursement obligation will be owing by the Borrower as a loan to the Synthetic Letter of Credit Facility Lenders, ratably in accordance with the amounts of the Synthetic Letter of Credit Funded Amounts applied by the Synthetic Letter of Credit Issuing Bank as described above).

Revolving Facility Letters of Credit:	Up to $100,000,000 of the Revolving Facility will be available to the Borrower in the form of letters of credit. Letters of credit will be issued by Bank of America, N.A. and other Lenders approved by the Administrative Agent and the Borrower (in such capacity, the “Revolving Facility Issuing Banks”). Each letter of credit will expire not later than the earlier of (a) 12 months after its date of issuance or such longer period of time as may be agreed by the relevant Revolving Facility Issuing Bank and (b) the third business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the relevant Revolving Facility Issuing Bank (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Revolving Facility Issuing

Bank). Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the Revolving Facility) within two business days after notice of such drawing is received by the Borrower from the relevant Revolving Facility Issuing Bank. The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

Incremental Facilities:	The Senior Secured Facilities Documentation will permit the Borrower to add one or more incremental term loan facilities to the Senior Secured Facilities (each, an “Incremental Term Facility”), one or more incremental synthetic letter of credit facilities to the Senior Secured Facilities (each, an “Incremental Synthetic Letter of Credit Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities, the Incremental Synthetic Letter of Credit Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to $400,000,000; provided that (i) no existing Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) the aggregate principal amount of all Incremental Revolving Facilities shall not exceed $100,000,000, (iv) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date of the Term Loan Facilities and the weighted average life to maturity of any such Incremental Term Facility shall not be less than the remaining weighted average life to maturity of the Term Loan Facilities at the time of the closing of such Incremental Term Facility, (v) the maturity date of any such Incremental Synthetic Letter of Credit Facility shall be no earlier than the maturity date of the Synthetic Letter of Credit Facility, (vi) the interest rates and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder, (vii) the interest rates applicable to any Incremental Synthetic Letter of Credit Facility shall be determined by the Borrower and the lenders thereunder and (viii) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility (including the maturity date in respect thereof) and any Incremental Term Facility and any Incremental Synthetic Letter of Credit Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with, in the case of an Incremental Term Facility, the Term Loan Facilities (except to the extent permitted by clause (iv) or (vi) above) or, in the case of an Incremental Synthetic Letter of Credit Facility, the Synthetic Letter of Credit Facility (except to the extent permitted by clause (v) and (vii) above), they shall be reasonably satisfactory to the Administrative Agent. It is understood that the Incremental Facilities shall not be subject to any “most favored nation” pricing provisions.

Purpose:	(A)	The proceeds of the loans under the Initial Term Loan Facility will be used to refinance the Existing Facilities and for working capital and other general corporate purposes of the Borrower and its subsidiaries.

	(B)	The proceeds of loans under the Delayed Draw Term Loan Facility will be used to finance permitted acquisitions, other permitted investments and capital expenditures of the Borrower and its subsidiaries.

	(C)	The proceeds of loans under the Revolving Facility will be used for working capital and other general corporate purposes of the Borrower and its subsidiaries, including financing of permitted acquisitions and other permitted investments.

	(D)	Letters of credit under the Revolving Facility and the Synthetic Letter of Credit Facility will be used by the Borrower for general corporate purposes of the Borrower and its subsidiaries.

Availability:	(A)	The full amount of the Initial Term Loan Facility must be drawn in a single drawing on the date of the initial borrowing under the Senior Secured Facilities (the “Closing Date”). Amounts repaid or prepaid under the Initial Term Loan Facility may not be reborrowed.

	(B)	The Delayed Draw Term Loan Facility will be available in one or more drawings in minimum amounts to be agreed at any time until the first anniversary of the Closing Date. Amounts borrowed under the Delayed Draw Term Loan Facility that are repaid or prepaid may not be reborrowed.

	(C)	Loans under the Revolving Facility will be available on and after the Closing Date and at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts prepaid under the

Revolving Facility may be reborrowed.

	(D)	The full amount of the Synthetic Letter of Credit Facility shall be funded on the Closing Date.

Interest Rates and Fees		As set forth on Annex I hereto.

Final Maturity and Amortization:	(A)	The Initial Term Loan Facility will mature on March 15, 2014 and will amortize 1% per annum in equal quarterly installments until the final maturity date.

	(B)	The Revolving Facility will mature, and lending commitments thereunder will terminate, on the sixth anniversary of the Closing Date.

	(C)	The Delayed Draw Term Loan Facility will mature on March 15, 2014 and will amortize in equal quarterly installments beginning on the last day of the first full fiscal quarter to occur after the first anniversary of the Closing Date (the “First DD Amortization Payment Date”) in aggregate annual amounts equal to 1% of the actual principal outstanding under the Delayed Draw Term Loan Facility as of the First DD Amortization Payment Date, with the balance payable on the final maturity date.

	(D)	The Synthetic Letter of Credit Facility will terminate on March 15, 2014.

Guarantees:	All obligations of the Borrower under the Senior Secured Facilities and any treasury management, interest rate protection or other hedging arrangements entered into with a Lender or any affiliate of any Lender (collectively, the “Ancillary Arrangements”), will be unconditionally guaranteed (the “Guarantees”) by Holdings and each existing and each subsequently acquired or organized wholly-owned domestic restricted subsidiary of the Borrower (other than immaterial subsidiaries, certain subsidiaries to be agreed upon, which will include all subsidiaries not providing guarantees of the Existing Facilities, and only to the extent permitted by contractual arrangements or applicable law or regulation) (collectively, the “Guarantors”). Each Guarantor that becomes a non-wholly owned subsidiary of the Borrower as permitted by the Senior Secured Facilities Documentation will be automatically released from its guarantee.

Security:	The Senior Secured Facilities, the Guarantees and any Ancillary Arrangements will be secured by substantially all material, owned assets of the Borrower and each of the Guarantors and Pledgors (as defined below) (collectively, the “Collateral”), including: (a) a perfected first-priority pledge of all equity interests of the Borrower and each of its subsidiaries (excluding any equity interests that are not pledged to secure the Existing Facilities), to the extent permitted by applicable law and contractual arrangements, in each case directly held by the Borrower, any Guarantor or any Pledgor (which pledge, in the case of a foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary), and (b) perfected security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Guarantor and Pledgor (including accounts receivable, inventory, equipment, investment property, intellectual property, material owned real property, intercompany notes (including, without limitation, intercompany notes under which the obligor is a Pledgor, a Permitted JV or an Unrestricted Subsidiary) and drag-along rights and proceeds of the foregoing), and excluding (i) those assets over which the granting of a security interest in such assets would be prohibited by contract or applicable law or the organizational documents of any non-wholly owned subsidiary, or to the extent that such security interests would result in adverse tax or accounting consequences as determined by the Borrower, (ii) vehicles and other assets subject to certificates of title, (iii) fee interests in real property valued at less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing; provided that the Borrower uses commercially reasonable efforts to provide the required mortgages on the Closing Date), (iv) leaseholds, (v) letter of credit rights, (vi) commercial tort claims and (vii) other exceptions to be mutually agreed upon or that are usual for facilities of this type for affiliates of the Sponsor. There shall be no lockbox arrangements nor any control agreements relating to the Borrower’s and its subsidiaries’ deposit or securities accounts.

Each Guarantor that is released from its Guarantee as permitted by the Senior Secured Facilities Documentation but remains a subsidiary of the Borrower shall be a “Pledgor” so long as such Pledgor is providing security interests in its Collateral as set forth above.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Administrative Agent and subject to exceptions (including customary permitted liens, including liens on the assets of the Borrower and its subsidiaries permitted under the Existing Facilities) usual for facilities of this type for affiliates of the Sponsor and customary for borrowers in the same industry as the Borrower permitted under the definitive documentation for the Senior Secured Facilities (the “Senior Secured Facilities Documentation”).

Notwithstanding the foregoing, assets may be excluded from the Collateral and subsidiaries may be excluded from guarantee requirements under the Senior Secured Facilities in circumstances where the Borrower and the Administrative Agent agree that the cost of obtaining a security interest in such assets or providing such a guarantee are excessive in relation to the value afforded thereby.

Ranking:	The Term Loan Facilities, the Revolving Facility, the Synthetic Letter of Credit Facility and the Ancillary Arrangements shall rank equal in right of payment with one another as between the holders of the obligations outstanding thereunder, on the one hand, and the Borrower and the Guarantors, on the other hand, and the Term Loan Facilities, the Revolving Facility, the Synthetic Letter of Credit Facility and the Ancillary Arrangements shall share a lien of equal priority in the Collateral, provided, however, that, following an acceleration of the Borrower’s obligations under the Senior Secured Facilities, any amounts received on account of such obligations shall be applied by the Administrative Agent, first, ratably to the obligations of the Borrower and the Guarantors in respect of the Revolving Facility and, second, ratably to the obligations of the Borrower and the Guarantors in respect of the Term Loan Facilities, the Synthetic Letter of Credit Facility and the Ancillary Arrangements.

Following an acceleration of the Borrower’s obligations under the Senior Secured Facilities, Lenders under the Term Loan Facilities and/or the Synthetic Letter of Credit Facility shall have the right to purchase, at par plus accrued but unpaid interest and fees, the outstanding loans and commitments of the Revolving Lenders on mutually acceptable terms to be set forth in the definitive loan documentation for the Senior Secured Facilities.

Senior Secured Facilities Documentation:	Except as otherwise specified herein, all Senior Secured Facilities Documentation shall be in form usual for facilities of this type for affiliates of the Sponsor. Pledgors, Guarantors and Permitted JVs shall be treated in the same manner for all purposes under the Senior Secured Facilities Documentation (other than with respect to the obligation of a Pledgor or Permitted JV to provide a Guarantee or the obligation of a Permitted JV to pledge Collateral).

Certain Financial Definitions:	The “Senior Secured Leverage Ratio” shall mean the ratio of Senior Secured Net Indebtedness to Consolidated Adjusted EBITDA (such terms to be defined in a manner consistent with facilities of this type by affiliates of the Sponsor, the definition of Senior Secured Net Indebtedness to be defined as senior secured debt net of unrestricted cash on hand and the definition of Consolidated Adjusted EBITDA to include, without limitation, an add-back for legal fees incurred in conjunction with the Borrower’s response to OIG’s request for information in an amount not to exceed $10 million per year, with carry-over of unused amounts in any year). Consolidated Net Income of the Borrower shall be defined to include the consolidated net income of all Guarantors, Pledgors and Permitted JVs, whether or not distributed to minority equityholders, except as expressly provided in clause (d) under “Negative Covenants” below.

Mandatory Prepayments:	Loans under the Term Loan Facilities shall be prepaid with:

(a) 50% of the Borrower’s annual excess cash flow (with stepdowns to 25% and 0% if the Borrower’s Senior Secured Leverage Ratio is less than certain thresholds to be agreed) (“excess cash flow” to be defined in a manner consistent with facilities of this type by affiliates of the Sponsor, such definition to provide for, among other things, a deduction from excess cash flow, without duplication among periods, of operating cash used to finance acquisitions or capital expenditures or to be used to finance planned capital expenditures or to finance acquisitions for which contractual commitments exist); provided that the first mandatory prepayment hereunder shall be made following the first full fiscal year ending after the Closing Date; provided further that any voluntary prepayments of loans (including loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments) other than any such prepayments which are funded pursuant to the incurrence of other debt shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis;

(b) If the Borrower’s Senior Secured Leverage Ratio is greater than a certain threshold to be agreed, 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property (including equity interests in subsidiaries) by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds), in excess of $5,000,000 per asset sale or other disposition (subject to a mutually acceptable aggregate cap on all such exempted transactions subsequent to the Closing Date) and subject to exceptions to be agreed upon and a 100% reinvestment right if reinvested (or committed to be reinvested) within (i) 730 days with respect to a greenfield construction project or (ii) 365 days with respect to any other reinvestment, of such sale or disposition (and if committed to be reinvested with the applicable period above, actually reinvested within 3 years of such sale or disposition); and

(c) 100% of the net cash proceeds of incurrences of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (excluding proceeds from any debt not prohibited under the Senior Secured Facilities Documentation and with other exceptions, if any, to be mutually agreed upon).

The above-described mandatory prepayments shall be applied pro rata to each of the outstanding Term Loan Facilities and to remaining amortization payments under such Term Loan Facilities as directed by the Borrower.

Any Lender may elect not to accept any mandatory prepayment (each a “Declining Lender”) of Loans under the Term Loan Facilities. Any prepayment amount declined by a Declining Lender shall be offered first to the non-Declining Lenders under the Term Loan Facilities. To the extent such prepayment amounts are not accepted by such non-Declining Lenders, such amounts may be retained by the Borrower.

Voluntary Prepayments/ Reductions in Commitments:	Voluntary reductions of the unutilized portion of the Revolving Facility commitments and, prepayments of borrowings under the Senior Secured Facilities and voluntary withdrawals of the Synthetic Letter of Credit Funded Amounts that are in excess of the aggregate face amount of all Synthetic Letters of Credit then outstanding, will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs actually incurred in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of any of the Term Loan Facilities will be applied to the remaining amortization payments under the applicable Term Loan Facilities as directed by the Borrower.

Representations and Warranties:	Usual for facilities and transactions of this type for affiliates of the Sponsor and limited to: financial statements; no material adverse change; corporate existence; compliance with laws; corporate power and authority; enforceability of Senior Secured Facilities Documentation; no conflict with law or contractual obligations; no material litigation; ownership of property; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; solvency on a consolidated basis on the Closing Date; accuracy of disclosure; creation and perfection of security interests; and treatment as senior debt under all subordinated debt and as designated senior debt thereunder, subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality customary for financings of this kind with affiliates of the Sponsor.

Conditions Precedent to Initial Borrowing:	Usual for facilities and transactions of this type for affiliates of the Sponsor, and limited to: delivery of customary legal opinions, delivery of customary evidence of authority and officer’s certificates; payment of required fees and expenses; delivery of a customary solvency certificate (with respect to the Borrower and its subsidiaries on a consolidated basis); delivery of evidence of insurance; delivery of a customary borrowing notice; delivery of customary documentation with respect to the security arrangements contemplated herein; and except as set forth in the Borrower’s reports on Forms 10-K, 10-Q or 8-K filed with the Securities and Exchange Commission on or prior to the date of this Commitment Letter, the absence since September 30, 2006 of any event that has had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, assets, liabilities or financial condition of the Borrower and its subsidiaries, taken as a whole.

Conditions Precedent to Each Borrowing:	The making of each extension of credit under the Senior Secured Facilities shall be conditioned upon (a) the accuracy of representations and warranties in all material respects as of the date of such extension of credit, and (b) the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Affirmative Covenants:	Usual for facilities and transactions of this type for affiliates of the Sponsor (to be applicable to the Borrower and its restricted subsidiaries) and limited to: delivery of annual and quarterly financial statements, annual budgets, officers’ certificates and other information reasonably requested by the Administrative Agent; use of proceeds; payment of taxes; continuation of business and maintenance of existence and material rights and privileges; compliance with laws; maintenance of property and customary insurance provided that there shall be no requirement to maintain insurance that is more restrictive than industry practice; maintenance of books and records; right of the Lenders to inspect property and books and records under customary conditions to be agreed upon; notices of defaults and litigation and other material events; compliance with environmental laws; additional Guarantors and Pledgors and collateral; and further assurances with respect to guarantees, security interests and related matters, subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be agreed upon.

Negative Covenants:	Usual for facilities and transactions of this type for affiliates of the Sponsor (to be applicable to the Borrower and its restricted subsidiaries) and limited to: limitations on dividends or distributions on, and redemptions and repurchases of, equity interests, restricted investments and other restricted payments (with exceptions to include, without limitation, (a) tax distributions to equity owners of the Borrower, (b) at any time after the fifth anniversary of the Closing Date and provided that no event of default or payment default exists, dividends by the Borrower to finance any AHYDO “catch-up” payment related to the Holdings Loans and any cash interest payments payable thereafter, (c) investments in Guarantors and Pledgors, (d) investments in joint ventures (each, a “Permitted JV”), and the purchase of any minority interest in such Permitted JV; provided that (i) the Borrower or any of its subsidiaries that is a Guarantor or Pledgor shall own, directly or indirectly (including, without limitation, through a Permitted JV), at least 65% of the equity interests of any such Permitted JV, (ii) the equity interests of such Permitted JV owned by the Borrower, such Guarantor and/or such Pledgor shall be pledged as Collateral and (iii) upon giving pro forma effect to such investment and purchase, at the time of such investment or purchase, no more than 30% of pro forma Consolidated Adjusted EBITDA of the Borrower shall be attributable to its ownership interest in all Permitted JVs (in making this pro forma calculation, minority interests in such joint venture and all other Permitted JVs shall be excluded) and (e) a “basket” of $100.0 million for new investments in unrestricted subsidiaries); limitations on prepayments, redemptions and repurchases of subordinated debt and modification of instruments relating thereto; limitations on liens (which shall permit pari passu liens and subordinated liens securing debt incurred in compliance with the below-referenced debt incurrence test, subject to intercreditor terms customary for financings involving affiliates of the Sponsor); limitations on debt, guarantees and hedging arrangements (which shall permit (1) the incurrence of debt by the Borrower or any Guarantor, subject only to no default and compliance with a Senior Secured Leverage Ratio to be agreed, (2) a “basket” of up to $100,000,000 in the aggregate in respect of the incurrence of all third party indebtedness by Pledgors and Permitted JVs, (3) intercompany indebtedness of a Pledgor or Permitted JV, so long as such indebtedness is owed to the Borrower, a Guarantor or a Pledgor and documented in an intercompany note that has been pledged to the Administrative Agent and (4) other customary exceptions); limitations on mergers, acquisitions (which shall be permitted on the terms set forth in the next succeeding paragraph) and asset sales (with exceptions to include, without limitation, (I) asset swaps involving hospital facilities, provided that after giving effect to any such swap, Consolidated Adjusted EBITDA of the Borrower will be no less than 85% of Consolidated Adjusted EBITDA of the Borrower immediately prior to such swap and (II) subject to compliance with the provisions hereof relating to mandatory prepayment associated with sale of assets by the Borrower and its subsidiaries, the syndication of up to 35% of the equity interests in any of the Borrower’s subsidiaries that own hospitals to physicians, administrators and other persons in the community where such hospitals are located); limitations on transactions with affiliates; and limitations on restrictions on ability of restricted subsidiaries that are not Guarantors or Pledgors to pay dividends or make distributions, subject, in the case of each of the foregoing covenants, to exceptions, qualifications and, as appropriate, “baskets” to be agreed upon (including an available basket amount consisting of an amount equal to $98,500,000 plus the greater of retained excess cash flow or 50% (to be increased to 75% upon achievement of a Senior Secured Leverage Ratio to be agreed) of cumulative consolidated net income for the period beginning on the first day of the fiscal quarter commencing January 1, 2007 to the end of the most recently completed fiscal quarter for which financial statements are available at the time of measurement of such basket, which available basket amount may be used for, among other things, restricted investments, restricted payments and the prepayment of subordinated debt).

The Borrower or any restricted subsidiary will be permitted to acquire Alliance Hospital, L.P. and make other acquisitions so long as (a) there is no default, (b) the Borrower would be in pro forma compliance with a Senior Secured Leverage Ratio to be agreed after giving effect thereto, (c) the acquired company or assets are in the same or generally related line of business as the Borrower and its subsidiaries and (d) the acquired company and its subsidiaries (other than immaterial subsidiaries) will become, in the case of any acquired entities organized under the laws of the United States, Guarantors or Pledgors and pledge their

Collateral to the Administrative Agent. Acquisitions of entities that do not become Guarantors or Pledgors (other than Permitted JVs) will be limited to an aggregate amount to be agreed upon by the Administrative Agent and the Borrower. Any restricted subsidiary shall be permitted to issue up to 35% of its outstanding equity interests as consideration for such permitted acquisition.

Transactions not constituting otherwise permitted assets sales that result in the release of Collateral by any Guarantor or Pledgor shall be treated as investments under the Senior Secured Facilities Documentation and may be made to the extent permitted under the covenant relating to limitations on restricted investments.

Financial Covenants:	None.

Unrestricted Subsidiaries:	The Senior Secured Facilities Documentation will contain provisions pursuant to which, subject to limitations to be agreed (including customary limitations on investments, loans and advances to, or other investments in, unrestricted subsidiaries), the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the Senior Secured Facilities Documentation, and the results of operations and debt of unrestricted subsidiaries will not be taken into account for purposes of determining compliance (to the extent applicable) with the negative covenants and financial ratios contained in the Senior Secured Facilities Documentation.

Events of Default:	Usual for facilities and transactions of this type for affiliates of the Sponsor (subject, where appropriate, to customary and other agreed upon grace periods and exceptions) and limited to: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration to material debt of the Borrower or its subsidiaries; bankruptcy of the Borrower or its material subsidiaries; material monetary judgments in respect of the Borrower or its material subsidiaries; ERISA events; actual or asserted invalidity of material guarantees or security documents; and Change of Control (to be defined in a manner usual for facilities of this type for affiliates of the Sponsor).

Voting:	Amendments and waivers of the Senior Secured Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of loans, commitments and synthetic letter of credit funded amounts under the Senior Secured Facilities, except that (a) the consent of each Lender adversely affected thereby shall be required with respect to: (i) increases in the commitments of such Lender, (ii) reductions of principal, interest or fees, (iii) extensions of any amortization payment or final maturity and (iv) releases of liens on all or substantially all of the Collateral (other than as permitted by the Senior Secured Facilities Documentation), (b) the consent of 100% of the Lenders will be required with respect to (i) modifications to any of the voting percentages and (ii) modifications of the pro rata payment provisions, (c) the consent of Lenders holding more than 50% of the advances under the Term Loan Facilities shall be required with respect to any amendment or waiver that changes the manner of application of any mandatory prepayments, and (d) the consent of 100% of the Revolving Lenders shall be required with respect to any amendment or waiver that changes the manner of application of payments in respect of the Senior Secured Facilities following acceleration of the Borrower’s obligations thereunder.

The Senior Secured Facilities Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least 50% of the aggregate amount of the loans and commitments under the Senior Secured Facilities shall have consented thereto.

Cost and Yield Protection:	Usual for facilities and transactions of this type for affiliates of or funds advised by the Sponsor, it being agreed that the definitive credit documentation will provide customary provisions protecting the Borrower from withholding tax liabilities in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments and Synthetic Letter of Credit Funded Amounts with the consent of the Borrower (unless a payment or bankruptcy (with respect to the Borrower) event of default has occurred and is continuing or such assignment is to a Lender or an affiliate of a Lender), the Administrative Agent (unless such assignment is an assignment of a commitment or loan under a Term Loan Facility or of Synthetic Letter of Credit Funded Amounts under the Synthetic Letter of Credit Facility to a Lender or an affiliate of a Lender) and, in the case of assignments under the Revolving Facility, the Swingline Lender and each principal Revolving Facility Issuing Bank, in each case not to be unreasonably withheld or delayed. Each assignment (except to other Lenders or their affiliates) will be in a minimum amount of (a) $5,000,000 in respect of loans and commitments under the Revolving Facility and (b) $1,000,000 in respect of loans and commitments under the Term Loan Facilities and Synthetic Letter of Credit Funded Amounts under the Synthetic Letter of Credit Facility. Assignments will not be required to be pro rata among the Senior Secured Facilities.

The Lenders will be permitted to participate loans and commitments without restriction in accordance with applicable law. Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous affirmative vote of all Lenders would be required.

Expenses and Indemnification:	The Senior Secured Facilities Documentation will provide that the Borrower shall pay all reasonable, documented, out-of-pocket expenses of the Administrative Agent (including the reasonable fees, disbursements and other charges of counsel identified herein or otherwise retained with the Borrower’s consent) in connection with the enforcement of the Senior Secured Facilities Documentation.

The Borrower will indemnify the Agents, the Arrangers, the Lenders and their affiliates, and the officers, directors, employees, affiliates, agents and controlling persons of the foregoing, and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto) that relate to the financing contemplated hereby, provided that no indemnified person will be indemnified for its (or any of its related parties’) gross negligence, bad faith, willful misconduct or breach of the Senior Secured Facilities Documentation.

Governing Law and Forum:	New York.

Counsel to Agents and Arrangers:	Moore & Van Allen PLLC.

ANNEX I
to Exhibit B

Interest Rates:	The interest rates under the Senior Secured Facilities will be as follows:

Term Loan Facilities:

At the option of the Borrower, (i) if on the Closing Date, the Borrower shall have received a corporate rating of B1 or higher by Moody’s and a corporate family rating of B+ or higher by S&P, Adjusted LIBOR plus 1.75% or ABR plus 0.75% and (ii) in all other cases, Adjusted LIBOR plus 2.00% or ABR plus 1.00%. The Arrangers will use their commercially reasonable efforts to provide for the institution of a senior secured leverage-based pricing grid to be determined with a single step-down for interest rate margins in respect of the Term Loan Facilities. If applicable, the pricing grid for the Term Loan Facilities would take effect following the first full fiscal quarter of the Borrower after the Closing Date.

Revolving Facility:

At the option of the Borrower, Adjusted LIBOR plus 1.75% or ABR plus 0.75%, subject to the step-downs described below. All swingline loans will be ABR loans based on the same interest rate margins as other loans under the Revolving Facility.

As used herein:

“Adjusted LIBOR” means the London interbank offered rate, adjusted for statutory reserve requirements.

“ABR” means the higher of (a) the Administrative Agent’s Prime Rate and (b) the Federal Funds Effective Rate plus 1/2 of 1%.

Adjusted LIBOR borrowings may be made for interest periods of 1, 2, 3 or 6 and, if available to all relevant Lenders, 9 or 12 months or a shorter period, as selected by the Borrower.

Interest on loans and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of actual number of days elapsed), provided that interest on ABR loans, when based on the Administrative Agent’s Prime Rate, will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year), in each case calculated on the basis of the actual number of days elapsed. Interest will be payable on Adjusted LIBOR loans on the last day of the applicable interest period (and at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on ABR loans quarterly and upon prepayment.

Default Rate:	With respect to overdue principal, after notice from the Administrative Agent, the applicable interest rate plus 2.00% per annum and, with respect to any other overdue amount, after notice from the Administrative Agent, the interest rate applicable to ABR loans plus 2.00% per annum.

Letter of Credit Fees:	Revolving Letters of Credit

A per annum fee equal to the applicable spread over Adjusted LIBOR under the Revolving Facility in effect from time to time will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon termination of the Revolving Facility. Such fees shall be distributed to Revolving Lenders pro rata in accordance with their commitments under the Revolving Facility. In addition, the Borrower shall pay to each Revolving Facility Issuing Bank, for its own account, (a) a fronting fee of 0.125% on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon termination of the Revolving Facility, and (b) the Revolving Facility Issuing Bank’s customary issuance and administration fees.

Synthetic Letters of Credit

A per annum fee equal to the spread over Adjusted LIBOR under the Term Loan Facilities will accrue on all outstanding Synthetic Letter of Credit Funded Amounts, and will be payable in arrears at the end of each quarter and upon the termination of the Synthetic Letter of Credit Facility, in each case for the actual number of days elapsed over a 360-day year. An amount equal to the Investment Fee Rate shall also be payable in arrears at the end of each quarter and upon the termination of the Synthetic Letter of Credit Facility. Such fees and amounts shall be distributed to the Lenders participating in the Synthetic Letter of Credit Facility pro rata in accordance with the amount of each such Lender’s Synthetic Letter of Credit Funded Amount. In addition, the Borrower shall pay to the Synthetic Letter of Credit Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding Synthetic Letters of Credit, payable in arrears at the end of each fiscal quarter and upon the termination of the Synthetic Letter of Credit Facility, calculated based on the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Investment of Synthetic Letter of Credit Funded Amounts:	The Administrative Agent shall invest the Synthetic Letter of Credit Funded Amounts so as to earn (except during periods when, and to the extent to which, such Synthetic Letter of Credit Funded Amounts are being used to reimburse the Synthetic Letter of Credit Issuing Bank, including if converted into a loan) a return (the “Return on Deposits”) equal to (i) a rate per annum, reset daily on each business day for the period until the next following business day, equal to such business day’s rate for one month eurodollar deposits minus (ii) 0.10% per annum (the “Investment Fee Rate”). The Administrative Agent will pay the Return on Deposits to the Synthetic Letter of Credit Facility Lenders quarterly in arrears and upon the termination of the Synthetic Letter of Credit Facility, in each case for the actual number of days elapsed over a 360-day year.

Commitment Fees:	The Borrower shall pay a commitment fee of 0.50% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears and subject to the step-downs described below.

The Borrower shall pay a commitment fee of 1.00% per annum on the average daily unused portion of the Delayed Draw Term Loan Facility, payable quarterly in arrears.

Changes in Interest Rate Margins and Commitment Fees:	The Senior Secured Facilities Documentation will contain provisions under which, from and after the date of delivery of the Borrower’s financial statements covering a period of at least one full fiscal quarter after the Closing Date, (a) interest rate margins under the Revolving Facility will be subject to change based upon a leverage-based grid set forth on Schedule A to this Annex I and (b) commitment fees under the Revolving Facility will be subject to change based upon a leverage-based grid set forth on Schedule A to this Annex I.

Schedule A to ANNEX I
Senior Secured Facilities Spreads and Commitment Fees
(basis points)

	Revolving Facility
Senior Secured
Leverage Ratio	Adjusted LIBOR+	ABR+	Commitment Fees
Greater than or equal to 2.25 to 1.00	175	75	50
Less than 2.25 to 1.00 but greater than or equal to 1.75 to 1.00	150	50	37.5
Less than 1.75 to 1.00	125	25	37.5

CONFIDENTIAL	EXHIBIT C
Iasis Healthcare
$300,000,000 Holdings Senior PIK Loans
Summary of Principal Terms and Conditions
     Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in Exhibit A and Exhibit B.

Borrower:	IASIS Healthcare Corporation (“Holdings”).

Administrative Agent:
Banc of America Bridge LLC will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of financial institutions (the “Lenders”) acceptable to Holdings, and will perform the duties customarily associated with such role.

Joint Lead Arrangers:
Banc of America Securities LLC and Citigroup Global Markets Inc. will act as the joint lead arrangers and joint book managers (the “Arrangers”) for the Holdings Loans, and will perform the duties customarily associated with such roles.

Syndication Agent:	Citigroup will act as syndication agent (the “Syndication Agent”) for the Holdings Loans.

Documentation Agent:
At the option of the Borrower, one or more financial institutions identified by the Borrower and reasonably acceptable to the Arrangers (each a “Documentation Agent” and, together with the Administrative Agent and the Syndication Agent, the “Agents”).

Holdings Senior PIK Loans:	The Lenders will make senior unsecured PIK loans (the “Holdings Loans”) to Holdings on the Closing Date in an aggregate principal amount of up to $300,000,000.

Issue Price:	99%

Availability:	The Lenders will make the Holdings Loans on the Closing Date simultaneously with the initial funding under the Senior Secured Facilities.

Purpose:	The proceeds of the Holdings Loans will be used to finance the Holdings Dividend on or about the Closing Date.

Maturity and Amortization:	The Holdings Loans will mature on June 15, 2014 (the “Maturity Date”) and no amortization payments will be made prior to the final maturity date.

Interest:	The Holdings Loans will accrue interest at a rate per annum equal to three-month Adjusted LIBOR (as defined below) plus 5.00%.

Until the fifth anniversary of the Closing Date, interest will be paid by adding such interest to the principal amount of the outstanding Holdings Loans, quarterly in arrears. After the fifth anniversary of the Closing Date, interest shall be payable in cash only.

In addition, an AHYDO “catch-up” payment provision will be included in the Holdings Loan Documentation (as defined below).

With respect to overdue principal, after notice from the Administrative Agent, the applicable interest rate plus 2.00% per annum and, with respect to any other overdue amount, after notice from the Administrative Agent, the interest rate applicable to ABR loans plus 2.00% per annum.

Interest on loans and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of actual number of days elapsed), provided that interest on loans based on the Administrative Agent’s Prime Rate will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year), in each case calculated on the basis of the actual number of days elapsed. Interest will be payable on Adjusted LIBOR loans on the last day of the applicable interest period and upon prepayment, and on ABR loans quarterly and upon prepayment.

As used herein, “Adjusted LIBOR” means the London interbank offered rate, adjusted for statutory reserve requirements.

In the event that Adjusted LIBOR cannot be determined, or any Lender is unable to maintain Holdings Loans accruing interest at Adjusted LIBOR, the affected Holdings Loans will accrue interest until the Maturity Date at ABR plus 4.00%. “ABR” means the higher of (a) the Administrative Agent’s Prime Rate and (b) the Federal Funds Effective Rate plus 1/2 of 1%.

Ranking:	The Holdings Loans will rank pari passu with other senior debt of Holdings.

Guarantees:	None.

Security:	None.

Mandatory Redemption:
After any payments required to be made to repay the Senior Secured Facilities and the Borrower’s existing senior subordinated notes due 2014 (the “Senior Subordinated Notes”), Holdings will be required to offer to repurchase the Holdings Loans upon the occurrence of a change of control (to be defined in a manner customary for affiliates of the Sponsor), which offer shall be at 101% of the principal amount thereof, plus accrued and unpaid interest.

Optional Redemption:
Subject to the remainder of this paragraph, the Holdings Loans will be redeemable at the option of Holdings, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date plus applicable LIBOR breakage costs, if any. The Holdings Loans will be callable subject to customary make-whole provisions at T+50 basis points prior to the first anniversary of the Closing Date and will be callable thereafter at par plus accrued interest plus a premium equal to (a) 2% if prepaid on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, (b) 1% if prepaid on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date and (c) zero if prepaid at any time thereafter.

Documentation:	Usual for facilities and transactions of this type for affiliates of the Sponsor and reasonably acceptable to the Arrangers and Holdings (such documentation, the “Holdings Loan Documentation”).

Conditions Precedent:	Substantially the same as the conditions precedent to the initial borrowings under the Senior Secured Facilities.

Representations and Warranties:	Substantially the same as the representations and warranties in the Senior Secured Facilities.

Covenants:
Consistent with those in the indenture relating to the Senior Subordinated Notes, and as adjusted to eliminate covenants inappropriate for Holdings. The restricted payments covenant will permit the Holdings Dividend and restricted payments in an amount equal to $35,000,000 plus 50% of cumulative consolidated net income for the period beginning on the first day of the fiscal quarter in which the Closing Date occurs to the end of the most recently completed fiscal quarter for which financial statements are available at the time of measurement.

Financial Covenants:	None.

Events of Default:
Consistent with those in the indenture governing the Senior Subordinated Notes, as adjusted to eliminate events of default inappropriate for Holdings, and to include a cross-acceleration (but not cross-default) to the Senior Secured Facilities.

In case an Event of Default shall occur and be continuing, the holders of a majority in aggregate principal amount of the Holdings Loans then outstanding, by notice in writing to Holdings, may declare the principal of, and all accrued interest on, all Holdings Loans to be due and payable immediately. If a bankruptcy event of Holdings occurs, the principal of and accrued interest on the

Holdings Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Holdings Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Holdings Loans.

Cost and Yield Protection:	Usual for facilities and transactions of this type for affiliates of the Sponsor.

Assignment and Participation:
Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed), the Lenders will have the right to assign Holdings Loans after the Closing Date without the consent of Holdings.

The Lenders will be permitted to participate loans and commitments without restriction in accordance with applicable law. Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous affirmative vote of all Lenders would be required.

Voting:
Amendments and waivers of the Holdings Loan Documentation will require the approval of Lenders holding more than 50% of the outstanding Holdings Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal or interest rates or applicable fees or premiums or (ii) extensions of the Maturity Date and (b) the consent of 100% of the Lenders will be required with respect to modifications to any of the voting percentages or the pro rata payment provisions.

Expenses and Indemnification:
The Holdings Loan Documentation will provide that Holdings shall pay all reasonable, documented out-of-pocket expenses of the Administrative Agent (including, without limitation, the reasonable fees, disbursements and other charges of counsel identified herein or otherwise retained with Holdings’ consent) in connection with the enforcement of the Holdings Loan Documentation.

Holdings will indemnify the Agents, the Arrangers, the Lenders and their affiliates, and the officers, directors, employees, affiliates, agents and controlling persons of the foregoing, and hold them harmless from and against all costs, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto) that relate to the financing contemplated hereby, or any transactions connected therewith, provided that no indemnified person will be indemnified for its (or any of its related parties’) gross negligence, willful misconduct, bad faith or breach of the Holdings Loan Documentation.

Governing Law and Forum:	New York.

Counsel for Agents and Arrangers:	Cahill Gordon & Reindel LLP.

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